Exhibit 99.1

Contacts:
Dan Petro, CFA, Director of Corporate Development and Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard ▪ Lascar Associates / (713) 529-6600

Pioneer Energy Services
Reports Fourth Quarter 2016 Results
SAN ANTONIO, Texas, February 17, 2017 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended December 31, 2016. Notable items include:

•	Completed equity offering in December resulting in net proceeds of $65.4 million used to reduce borrowings under the Revolving Credit Facility.

•	Re-activated three additional drilling rigs in Colombia late in the fourth quarter.

•	Sold three SCR walking drilling rigs for gross proceeds of $11 million and removed four SCR rigs from the marketed fleet resulting in a domestic fleet of 16 pad-capable AC rigs.
Consolidated Financial Results
Revenues for the fourth quarter of 2016 were $71.5 million, up 5% from revenues of $68.4 million in the third quarter of 2016 (“the prior quarter”) and down 32% from revenues of $104.5 million in the fourth quarter of 2015 (“the year-earlier quarter”). The increase from the prior quarter was primarily due to an increase in drilling activity in Colombia.
Net loss for the fourth quarter of 2016 was $36.1 million, or $0.53 per share, compared with net loss of $34.6 million, or $0.53 per share, in the prior quarter and net loss of $48.3 million, or $0.75 per share, in the year-earlier quarter. The net loss for the fourth quarter of 2016 includes a $7.6 million valuation allowance taken against deferred tax assets primarily related to domestic net operating losses, and an $8.6 million pre-tax impairment charge to reduce the carrying values of equipment placed as held for sale to their estimated fair values.
Our Adjusted Net Loss(1) for the fourth quarter was $23.1 million, and our Adjusted EPS(2) was a loss of $0.34 per share, which exclude valuation allowance adjustments on deferred tax assets and the after-tax impact of impairment charges. This compares to Adjusted Net Loss of $18.9 million, or $0.29 per share, in the prior quarter and Adjusted Net Loss of $17.8 million, or $0.28 per share, for the year-earlier quarter, which exclude valuation allowance adjustments on deferred tax assets and the after-tax impact of impairment charges and loss on extinguishment of debt.
Fourth quarter Adjusted EBITDA(3) was $0.9 million, down from $3.3 million in the prior quarter and down from $20.0 million in the year-earlier quarter. Fourth quarter Adjusted EBITDA was down from the prior quarter primarily due to additional costs related to lost pipe and pipe recovery efforts of approximately $1.1 million as well as ramp up costs to support the expected activity increases in production services in the first quarter. Fourth quarter Adjusted EBITDA was down from the year-earlier quarter primarily due to the $10.3 million of revenue in the year-earlier quarter associated with rigs that were earning but not working and which incurred minimal costs, as well as reduced activity in Colombia.
Operating Results
Drilling Services Segment
Revenue for the Drilling Services Segment was $30.6 million in the fourth quarter, an 11% increase from the prior quarter and a 40% decrease from the year-earlier quarter. Drilling rig utilization was 48% for the fourth quarter, up from 38% in the prior quarter. During the fourth quarter, we reactivated three rigs in Colombia and mobilized one rig from the Bakken to West Texas.
Average drilling revenues per day were $22,963 in the fourth quarter, down from $25,118 in the prior quarter and down from $27,730 in the year-earlier quarter. Drilling Services Segment margin(4) per day(5) was $7,088 in the fourth quarter, up from $7,025 in the prior quarter and down from $13,578 in the year-earlier quarter. The increase in Drilling Services Segment margin per day from the prior quarter was primarily due to costs incurred in the prior quarter for the mobilization of three domestic rigs from the Bakken to other markets as well as the contribution from three additional rigs in Colombia in the fourth quarter partially offset by more revenue days at current market dayrates. The decrease from the year-earlier quarter is primarily due to reduced revenues from rigs that were earning but not working during the year-earlier quarter, as well as costs to reactivate three drilling rigs in Colombia and to mobilize one rig in the US during the fourth quarter.
Currently, 14 of our 16 drilling rigs in the US are earning revenues, nine of which are under term contracts, and three of our rigs in Colombia are earning revenue, for a total current utilization of 71%. One of the four rigs under contract in Colombia was suspended in mid-February.
Production Services Segment
Revenue for the Production Services Segment was $40.9 million in the fourth quarter, flat with the prior quarter and down 23% from the year-earlier quarter. Production Services Segment margin(4) as a percentage of revenue was 14% in the fourth quarter, down from 22% in the prior quarter and down from 19% in the year-earlier quarter.
Well servicing average pricing was $481 per hour in the fourth quarter, down from $496 in the prior quarter and down from $562 in the year-earlier quarter. Well servicing rig utilization was 40% in the fourth quarter, down slightly from 41% in the prior quarter and down from 55% in the year-earlier quarter. Coiled tubing utilization was 21% in the fourth quarter, down slightly from 22% in the prior quarter and down from 25% in the year-earlier quarter.
Fourth quarter revenue and margin were negatively impacted by lost revenue and approximately $1.1 million of additional costs related to lost pipe and pipe recovery efforts, and also additional ramp up costs associated with the anticipated pickup in activity for the first quarter of 2017 across all our service lines.

Comments from our President and CEO
“We've worked diligently throughout the downturn to maintain a healthy balance sheet and remain in a strong position to fully participate in a recovery,” said Wm. Stacy Locke, President and CEO of Pioneer Energy Services. “Our focus on managing costs and liquidity, monetizing non-strategic assets, accessing the capital markets when appropriate, and continuing to be a provider of choice enabled us to continue delevering while enhancing our fleets. As we enter 2017 with oil prices above $50 per barrel, our highly capable fleet of equipment and excellent service track record should lead to a better year ahead.
“Our customers are announcing larger capital spending programs in 2017 and demand for all of our four core services is increasing. During 2016 we high-graded our U.S. drilling fleet to 16 high-spec AC pad rigs. After the upgrade currently in process is completed in the second quarter, all 16 rigs will include 7,500psi mud systems and we will be operating at 100% utilization.
"Activity levels in Colombia, where we have eight pad-capable 1,500 horsepower SCR rigs, have also improved. At year-end, we had four rigs under contract and drilling and today we have three drilling and one suspended on location for approximately 30 days. Bid activity is up and we are hopeful we can work four to five rigs during the year for several different clients.
"In our Production Services Segment, activity levels have improved meaningfully in 2017. We see increased demand across all three service lines; wireline, well servicing, and coiled tubing services, and in most U.S. markets. Demand has been strong enough to allow modest pricing increases and we expect pricing improvement to continue throughout the year. In the fourth quarter of 2016 in anticipation of an improving market, we entered into an agreement to exchange 20 of our older well servicing rigs for 20 new-model rigs that we will receive throughout the first quarter. Three of the new rigs have already been added to our marketed fleet and committed to clients. We hope to add the remaining 17 new rigs into the market incrementally over the next few months. Also in the fourth quarter, we ordered four completion-oriented wireline units for specific clients. The outlook for our Production Services Segment in 2017 is very favorable."

First Quarter 2017 Guidance
In the first quarter of 2017, drilling rig utilization is estimated to average 70% to 73%. Drilling Services Segment margin is estimated to be approximately $7,300 to $7,700 per day in the first quarter. Production Services Segment revenue in the first quarter is estimated to be up approximately 25% to 30% as compared to the fourth quarter of 2016. Production Services Segment margin is estimated to be 17% to 20% of revenues in the first quarter, which includes some continued ramp up costs to support the expected increase in activity.
Liquidity
Working capital at December 31, 2016 was $48.0 million, up from $45.2 million at December 31, 2015. Our cash and cash equivalents were $10.2 million, down from $14.2 million at year-end 2015.
The change in our cash and cash equivalents during the year ended December 31, 2016 is primarily a result of net cash used in investing activities of $24.8 million which was mostly offset by cash provided by financing activities of $15.7 million. Our net cash used in investing activities was primarily for the purchases of property and equipment of $32.4 million and partially offset by $7.6 million of proceeds from the sales of assets. Our net cash provided by financing activities is primarily due to proceeds from net borrowings under the Revolving Credit Facility of $16.4 million. In December, we issued equity that resulted in net proceeds of $65.4 million, which were immediately used to pay down debt outstanding under the Revolving Credit Facility.
We currently have $11.8 million in committed letters of credit and $54.7 million outstanding under our $150 million Revolving Credit Facility.
Capital Expenditures
Cash capital expenditures in the fourth quarter were $6.8 million, primarily for routine expenditures. We estimate total capital expenditures for 2017 to be approximately $45 million, which includes approximately $20 million for fleet upgrades and additions, including the upgrade of one domestic drilling rig, the exchange of 20 well servicing rigs and the addition of four new wireline units, and other routine capital expenditures.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate in the conference call, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call and will be accessible until February 24. To access the replay, dial (201) 612-7415 and enter the pass code 13652952.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least

10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its Drilling Services Segment. Pioneer also provides well, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment.
Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under our senior secured revolving credit facility and our senior notes, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2016, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted net loss represents net loss as reported adjusted to exclude impairment charges, loss on extinguishment of debt, and the related tax benefit, net of valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, loss on extinguishment of debt and impairments. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net loss as reported is included in the tables to this news release.

(4)
Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. Drilling Services Segment margin and Production Services Segment margin are non-GAAP financial measures which we consider to be important supplemental measures of operating performance. Our management uses these measures to facilitate period-to-period comparisons in operating performance of our reportable segments. We believe that Drilling Services Segment margin and Production Services Segment margin are useful to investors and analysts because they provide a means to evaluate the operating performance of the segments on an ongoing basis using criteria that are used by our internal decision makers. Additionally, the use of these measures highlights operating trends and aids in analytical comparisons. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of consolidated Drilling Services Segment margin and Production Services Segment margin to net loss as reported is included in the tables to this news release.

This news release also included a forward-looking non-GAAP financial measure, Production Services Segment margin for the first quarter 2017, which as previously described excludes all other costs or income (including but not limited to bad debt (expense) recovery, gain (loss) on dispositions of property and equipment, impairment charges, other income (expense) and income tax expense or benefit). No reconciliation of this forward-looking non-GAAP financial measure was included in the news release due to the variability and difficulty in making an accurate forecast and projection of the excluded information referenced above. Accordingly, we do not believe that reconciling information for such forward-looking non-GAAP financial measure would be meaningful.

(5)
Drilling Services Segment margin per day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day. This news release also included a forward-looking non-GAAP financial measure, Drilling Services Segment margin per revenue day for the first quarter of 2017, which as previously described, is a calculation of revenues less operating costs, divided by the number of revenue days, and therefore excludes all other costs or income (including but not limited to bad debt (expense) recovery, gain (loss) on dispositions of property and equipment, impairment charges, other income (expense) and income tax expense or benefit). No reconciliation of this forward-looking non-GAAP financial measure was included in the news release due to the variability and difficulty in making an accurate forecast and projection of the excluded information referenced above. Accordingly, we do not believe that reconciling information for such forward-looking non-GAAP financial measure would be meaningful.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015
	(unaudited)			(audited)

Revenues:
Drilling services	$30,610	$51,106	$27,454	$119,207	$249,318
Production services	40,871	53,367	40,899	157,869	291,460
Total revenues	71,481	104,473	68,353	277,076	540,778

Costs and expenses:
Drilling services	21,162	26,082	19,776	73,151	144,196
Production services	35,295	43,303	31,912	130,798	213,820
Depreciation and amortization	26,903	35,411	28,663	114,312	150,939
General and administrative	15,106	16,994	14,312	61,184	73,903
Bad debt expense (recovery)	458	170	(359)	156	(188)
Impairment charges	8,553	49,504	4,262	12,815	129,152
Gain on dispositions of property and equipment	(1,472)	(1,705)	(328)	(1,892)	(4,344)
Total costs and expenses	106,005	169,759	98,238	390,524	707,478
Loss from operations	(34,524)	(65,286)	(29,885)	(113,448)	(166,700)

Other (expense) income:
Interest expense, net of interest capitalized	(6,627)	(5,547)	(6,678)	(25,934)	(21,222)
Loss on extinguishment of debt	—	(1,696)	—	(299)	(2,186)
Other	(16)	368	245	558	(2,611)
Total other expense	(6,643)	(6,875)	(6,433)	(25,675)	(26,019)

Loss before income taxes	(41,167)	(72,161)	(36,318)	(139,123)	(192,719)
Income tax benefit	5,086	23,861	1,698	10,732	37,579
Net loss	$(36,081)	$(48,300)	$(34,620)	$(128,391)	$(155,140)

Loss per common share:
Basic	$(0.53)	$(0.75)	$(0.53)	$(1.96)	$(2.41)
Diluted	$(0.53)	$(0.75)	$(0.53)	$(1.96)	$(2.41)

Weighted-average number of shares outstanding:
Basic	67,530	64,451	64,905	65,452	64,310
Diluted	67,530	64,451	64,905	65,452	64,310

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)
(audited)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$10,194	$14,160
Receivables, net of allowance for doubtful accounts	72,123	79,816
Inventory	9,660	9,262
Assets held for sale	15,093	4,619
Prepaid expenses and other current assets	6,926	7,411
Total current assets	113,996	115,268

Net property and equipment	584,080	702,585
Intangible assets, net of accumulated amortization	403	1,944
Other long-term assets	1,623	2,178
Total assets	$700,102	$821,975

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$19,208	$16,951
Deferred revenues	1,449	6,222
Accrued expenses	45,345	46,869
Total current liabilities	66,002	70,042

Long-term debt, less debt issuance costs	339,473	387,217
Deferred income taxes	8,180	17,502
Other long-term liabilities	5,049	4,571
Total liabilities	418,704	479,332
Total shareholders’ equity	281,398	342,643
Total liabilities and shareholders’ equity	$700,102	$821,975

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in thousands)
(audited)

	Year ended
	December 31,
	2016	2015

Cash flows from operating activities:
Net loss	$(128,391)	$(155,140)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	114,312	150,939
Allowance for doubtful accounts, net of recoveries	156	248
Write-off of obsolete inventory	101	—
Gain on dispositions of property and equipment, net	(1,892)	(4,344)
Stock-based compensation expense	3,944	3,629
Amortization of debt issuance costs, discount and premium	1,776	1,691
Loss on extinguishment of debt	299	2,186
Impairment charges	12,815	129,152
Deferred income taxes	(11,608)	(39,286)
Change in other long-term assets	662	420
Change in other long-term liabilities	478	(132)
Changes in current assets and liabilities	12,479	53,356
Net cash provided by operating activities	5,131	142,719

Cash flows from investing activities:
Purchases of property and equipment	(32,381)	(159,615)
Proceeds from sale of property and equipment	7,577	57,674
Proceeds from insurance recoveries	37	285
Net cash used in investing activities	(24,767)	(101,656)

Cash flows from financing activities:
Debt repayments	(71,000)	(60,002)
Proceeds from issuance of debt	22,000	—
Debt issuance costs	(819)	(1,877)
Proceeds from exercise of options	183	781
Proceeds from issuance of common stock, net of offering costs of $4,001	65,430	—
Purchase of treasury stock	(124)	(729)
Net cash provided by (used in) financing activities	15,670	(61,827)

Net decrease in cash and cash equivalents	(3,966)	(20,764)
Beginning cash and cash equivalents	14,160	34,924
Ending cash and cash equivalents	$10,194	$14,160

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015

Drilling Services Segment:
Revenues	$30,610	$51,106	$27,454	$119,207	$249,318
Operating costs	21,162	26,082	19,776	73,151	144,196
Drilling Services Segment margin(1)	$9,448	$25,024	$7,678	$46,056	$105,122

Average number of drilling rigs	30.7	37.4	31.0	30.9	39.1
Utilization rate	48%	54%	38%	43%	63%

Revenue days - working	1,333	1,452	1,076	4,351	6,969
Revenue days - earning but not working	—	391	17	495	2,071
Total revenue days	1,333	1,843	1,093	4,846	9,040

Average revenues per day	$22,963	$27,730	$25,118	$24,599	$27,579
Average operating costs per day	15,875	14,152	18,093	15,095	15,951
Drilling Services Segment margin per day(2)	$7,088	$13,578	$7,025	$9,504	$11,628

Production Services Segment:
Revenues	$40,871	$53,367	$40,899	$157,869	$291,460
Operating costs	35,295	43,303	31,912	130,798	213,820
Production Services Segment margin(1)	$5,576	$10,064	$8,987	$27,071	$77,640

Total:
Revenues	$71,481	$104,473	$68,353	$277,076	$540,778
Operating costs	56,457	69,385	51,688	203,949	358,016
Consolidated margin	$15,024	$35,088	$16,665	$73,127	$182,762

Net loss as reported	$(36,081)	$(48,300)	$(34,620)	$(128,391)	$(155,140)
Adjusted EBITDA(3)	$916	$19,997	$3,285	$14,237	$110,780

(1)Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin represents production services revenue less production services operating costs. Drilling Services Segment margin and Production Services Segment margin are non-GAAP financial measures which we consider to be important supplemental measures of operating performance. Our management uses these measures to facilitate period-to-period comparisons in operating performance of our reportable segments. We believe that Drilling Services Segment margin and Production Services Segment margin are useful to investors and analysts because they provide a means to evaluate the operating performance of the segments on an ongoing basis using criteria that are used by our internal decision makers. Additionally, the use of these measures highlights operating trends and aids in analytical comparisons. Drilling Services Segment margin and Production Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of consolidated Drilling Services Segment margin and Production Services Segment margin to net loss as reported is included in the table on the following page.

(2)Drilling Services Segment margin per day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, loss on extinguishment of debt and impairments. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net loss as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted EBITDA
and Consolidated Margin
(in thousands)
(unaudited)

	Three months ended			Year ended
	December 31,		September 30,	December 31,
	2016	2015	2016	2016	2015

Net loss as reported	$(36,081)	$(48,300)	$(34,620)	$(128,391)	$(155,140)

Depreciation and amortization	26,903	35,411	28,663	114,312	150,939
Impairment charges	8,553	49,504	4,262	12,815	129,152
Interest expense	6,627	5,547	6,678	25,934	21,222
Loss on extinguishment of debt	—	1,696	—	299	2,186
Income tax benefit	(5,086)	(23,861)	(1,698)	(10,732)	(37,579)
Adjusted EBITDA(3)	916	19,997	3,285	14,237	110,780

General and administrative	15,106	16,994	14,312	61,184	73,903
Bad debt (expense) recovery	458	170	(359)	156	(188)
Gain on dispositions of property and equipment	(1,472)	(1,705)	(328)	(1,892)	(4,344)
Other (income) expense	16	(368)	(245)	(558)	2,611
Consolidated margin	$15,024	$35,088	$16,665	$73,127	$182,762

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted (Diluted) EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	December 31,		September 30,
	2016	2015	2016

Net loss as reported	$(36,081)	$(48,300)	$(34,620)
Impairment charges	8,553	49,504	4,262
Loss on extinguishment of debt	—	1,696	—
Tax benefit related to adjustments	(3,116)	(19,480)	(303)
Valuation allowance adjustments on deferred tax assets	7,552	(1,216)	11,801
Adjusted net loss(4)	$(23,092)	$(17,796)	$(18,860)

Basic weighted average number of shares outstanding, as reported	67,530	64,451	64,905
Effect of dilutive securities	—	—	—
Diluted weighted average number of shares outstanding, as adjusted	67,530	64,451	64,905

Adjusted (diluted) EPS(5)	$(0.34)	$(0.28)	$(0.29)

Diluted EPS as reported	$(0.53)	$(0.75)	$(0.53)

(4)Adjusted net loss represents net loss as reported adjusted to exclude impairment charges, loss on extinguishment of debt, and the related tax benefit, net of valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the table above.

(5)Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities as applicable. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information
As of February 17, 2017

Drilling Services Segment:

Electric drilling rigs:
U.S. - AC Rigs	16
Colombia - SCR Rigs	8
Total	24

Production Services Segment:

Well servicing rigs (by horsepower rating):
550 HP	113
600 HP	12
Total	125

Wireline units	114

Coiled tubing units	17